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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

CELLDEX THERAPEUTICS, INC.,
a New Jersey corporation

INTO

CELLDEX THERAPEUTICS,  INC.,
a Delaware corporation

        AGREEMENT AND PLAN OF MERGER dated as of April 2, 2004, between Celldex Therapeutics, Inc., a New Jersey corporation ("Celldex NJ"), and Celldex Delaware Therapeutics, Inc., a Delaware corporation ("Celldex Delaware"). Celldex NJ and Celldex Delaware are sometimes referred to herein as the "Constituent Corporations".

Recitals

        WHEREAS, Celldex NJ is a corporation duly organized and existing under the laws of the State of New Jersey, having authorized capital of 100 shares of common stock, par value $0.01 per share (the "Celldex NJ Common Stock"), of which, as of the date of the adoption hereof, 18 shares are issued and outstanding.

        WHEREAS, Celldex Delaware is a corporation duly organized and existing under the laws of the State of Delaware, having an authorized capital of 51,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.01 per share (the "Celldex Delaware Common Stock"), 10 of which are issued and outstanding as of the date hereof; and 1,000,000 shares of preferred stock, par value $1.00, none of which are issued and outstanding, as of the date of the adoption hereof;

        WHEREAS, Medarex, Inc., a New Jersey corporation ("Medarex"), is the owner of all of the issued and outstanding Celldex NJ Common Stock and Celldex Delaware Common Stock;

        WHEREAS, the Board of Directors of each of Celldex Delaware and Celldex NJ deems it advisable that Celldex NJ merge with and into Celldex Delaware upon the terms and conditions herein provided; and

        WHEREAS, the Board of Directors of each of Celldex Delaware, Celldex NJ and Medarex, as the sole shareholder of Celldex Delaware and Celldex, NJ, have each duly approved this Agreement and Plan of Merger providing for the merger of Celldex NJ with and into Celldex Delaware (the "Merger"), with Celldex Delaware as the surviving corporation, all as authorized by the General Corporation Law of the State of Delaware (the "GCL") and the Business Corporation Act of the State of New Jersey (the "BCA").

        NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly authorized by resolutions adopted by the Board of Directors and sole stockholder of each of Celldex Delaware and Celldex NJ, the Agreement and Plan of Merger and the terms and conditions thereof and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth therein, are hereby determined and agreed upon as hereinafter set forth.

Article I
Merger and Name of Surviving Corporation

        On the Effective Time (as hereinafter defined) of the Merger, Celldex NJ shall cease to exist separately and shall be merged with and into Celldex Delaware, which is hereby designated as the "Surviving Corporation".

Article II
Terms and Conditions of Merger

        The terms and conditions of the Merger (in addition to those set forth elsewhere in this Agreement and Plan of Merger) are as follows:

          (a)   On the Effective Time of the Merger:

              (i)  Celldex NJ shall be merged into Celldex Delaware to form a single corporation, and Celldex Delaware shall be designated herein as the Surviving Corporation.

             (ii)  The separate existence of Celldex NJ shall cease.

            (iii)  The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall be subject to all duties and liabilities of a corporation organized under the laws of the State of Delaware.

            (iv)  In the manner of and as set forth in Section 259 of the GCL, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; all property, real, personal, and mixed, and all debts due of whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the title to any real estate, or any interest therein, vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; any claim existing or action or proceeding pending by or against any of such Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of the Constituent Corporation; and neither the rights of creditors nor any liens on the property of any of the Constituent Corporations shall be impaired by the Merger.

          (b)   On the Effective Time of the Merger, the Board of Directors of the Surviving Corporation shall consist of the Board of Directors of Celldex NJ, to serve thereafter in accordance with the Bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such Bylaws and the laws of the State of Delaware.

          (c)   On the Effective Time of the Merger, the officers of the Surviving Corporation shall consist of the officers of Celldex NJ, to serve thereafter in accordance with the Bylaws of the Surviving Corporation and until their respective successors shall have been duly appointed and qualified.

          (d)   If on the Effective Time of the Merger, one or more vacancies shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, any such vacancies may be filled in the manner provided for in the Bylaws of the Surviving Corporation.

          (e)   On the Effective Time of the Merger, the Surviving Corporation will assume and continue Celldex NJ's 2003 Long-Term Incentive Stock Plan and Employee Stock Purchase Plan. The outstanding and unexercised options to purchase Celldex NJ Common Stock under the 2003 Long-Term Incentive Stock Plan shall become options to purchase the number of shares of New Common Stock (as defined below) representing the same proportionate equity ownership interest in the Surviving Corporation as such options represented of Celldex NJ with no other changes in the terms and conditions of such options and shares. The same number of shares of New Common

  Stock shall be reserved for purchase under the Employee Stock Purchase Plan, as shares of Celldex NJ common stock were reserved for purchase under the Employee Stock Purchase Plan.

Article III
Manner and Basis of Converting Shares

        1.     The manner and basis of converting the shares of the Constituent Corporations and the mode of carrying the Merger into effect are as follows:

          (a)   Each share of Celldex Delaware Common Stock outstanding at the Effective Time of the Merger shall be cancelled and retired by virtue of the Merger and without any action on the part of Celldex Delaware or the holder thereof.

          (b)   By virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of Celldex NJ Common Stock, each share of Celldex NJ Common Stock outstanding at the Effective Time of the Merger shall be changed and converted into 500,000 shares of the Common Stock, par value $0.01 per share, of the Surviving Corporation ("New Common Stock").

        2.     From and after the Effective Time of the Merger, all of the outstanding certificates which prior to that time represented shares of Celldex NJ Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of New Common Stock into which the shares of Celldex NJ Common Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding stock certificate shall, until such certificates shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Surviving Corporation evidenced by such outstanding certificate as above provided.

Article IV
Certificate of Incorporation and Bylaws

        1.     The Certificate of Incorporation of Celldex Delaware shall, on the Merger becoming effective, be and constitute the Certificate of Incorporation of the Surviving Corporation.

        2.     The Bylaws of Celldex Delaware shall, on the Merger becoming effective, be and constitute the bylaws of the Surviving Corporation until amended in the manner provided by law.

Article V
Approval and Effective Time of the Merger;
Miscellaneous Matters

        1.     The Merger shall become effective when one or more Certificates of Merger in the form required, executed in accordance with the laws of the State of Delaware and the State of New Jersey, shall be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey. The date and time on which such action is completed and the Merger is effected is herein referred to as the "Effective Time."

        2.     If at any time the Surviving Corporation shall deem or be advised that any further grants, assignments, confirmations, or assurances are necessary or desirable to vest, perfect, or confirm title in the Surviving Corporation, of record or otherwise, to any property of a Constituent Corporation acquired or to be acquired by, or as a result of, the Merger, the officers and directors of any Constituent Corporation or any of them shall be severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations, and assurances and to do all things necessary or proper so as to best prove, confirm, and ratify title to such property in the Surviving Corporation and otherwise carry out the purposes of the Merger and the terms of this Agreement and Plan of Merger.

        3.     At any time prior to the Effective Date, this Agreement and Plan of Merger may be terminated and the Merger may be abandoned by the Board of Directors of Celldex NJ or Celldex Delaware.

        4.     The Board of Directors and the proper officers of Celldex NJ and Celldex Delaware are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the Merger herein provided for.

        IN WITNESS WHEREOF, this Agreement and Plan of Merger is hereby signed on behalf of each of the parties thereto as of the date first written above.

CELLDEX THERAPEUTICS, INC., a New Jersey corporation
By:	/s/ ANTHONY S. MARUCCI

Name:	Anthony S. Marucci
Title:	Vice President, Secretary and Treasurer
CELLDEX THERAPEUTICS, INC., a Delaware corporation
By:	/s/ DONALD L. DRAKEMAN

Name:	Donald L. Drakeman
Title:	Chairman

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AGREEMENT AND PLAN OF MERGER OF CELLDEX THERAPEUTICS, INC., a New Jersey corporation INTO CELLDEX THERAPEUTICS, INC., a Delaware corporation